UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2008

INSTITUTIONAL REIT, INC.

(Exact name of registrant specified in its charter)

Maryland	333-136273	20-4992451
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

(Address of principal executive offices)

Registrant’s telephone number, including area code: (770) 449-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2008, Leo F. Wells, III, Douglas P. Williams, E. Nelson Mills and Charles R. Brown, all of the directors of Institutional REIT, Inc. (the “Registrant”), informed the Registrant of their intent to resign from the Board of Directors of the Registrant, effective and conditioned upon the dissolution of the Registrant, as described below. Messrs. Wells and Williams also serve as executive officers of the Registrant. Messrs. Mills and Brown comprise all of the independent directors of the Registrant and serve as members of several committees of the Board of Directors, including the Audit Committee, the Conflicts Committee and the Nominating and Corporate Governance Committee.

Item 8.01.	Other Events.

On March 25, 2008, the Registrant repaid the unpaid principal balance, together with any interest accrued, on an $800,000 promissory note owed to the Registrant’s advisor. The prepayment of the note was made without premium or penalty. The unpaid principal under the promissory note bore simple interest from the date advanced, March 28, 2007, at the rate of 6.35% per annum. The promissory note was unsecured.

On March 25, 2008, the Registrant filed with the Securities and Exchange Commission (“SEC”) post-effective amendment no. 3 to its registration statement on Form S-11 (Registration No. 333-136273), which the Registrant originally filed with the SEC on August 3, 2006, to deregister the shares of common stock in the registration statement, none of which were sold pursuant to such registration statement. In addition, the Company expects to terminate its obligation to file periodic and current reports under Section 13 and 15(d) under the Securities Exchange Act of 1934, as amended.

On March 25, 2008, the Board of Directors approved the filing of Articles of Dissolution with the State Department of Assessments and Taxation of the State of Maryland. The Registrant expects that such Articles of Dissolution will be filed on March 26, 2008 and the Registrant will be dissolved upon acceptance of such Articles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTITUTIONAL REIT, INC.

Dated: March 25, 2008	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President